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                                                            EXHIBIT 99.1






FOR IMMEDIATE RELEASE

CONTACT:  Bruce L. Lev                        Melinda LeVino
          Vice President and General Counsel  Director, Corporate Communications
          (203) 899-4529                      (203) 899-4672

                  MICRO WAREHOUSE, INC. REPORTS FOURTH QUARTER
                   SALES IN LINE WITH ANALYSTS' EXPECTATIONS;
             EARNINGS LIKELY TO BE SIGNIFICANTLY LOWER THAN EXPECTED

     Norwalk, CT, December 19, 1996 - Micro Warehouse, Inc. (Nasdaq: MWHS) today reported that, while sales for the current quarter ending December 31, 1996 are expected to be in line with analysts' expectations, earnings are likely to be significantly lower than expected. Gross margins for the quarter have declined principally as a result of the continuing shift of product mix towards hardware and increased competition in the Macintosh business. Operating costs are also expected to be higher than anticipated, reflecting legal and accounting expenses associated with the Company's announced intention to restate its earnings.

     Chief Executive Officer Linwood A. ("Chip") Lacy, Jr. said "The decline in gross margin and the additional expenses have come at a time when the Company has invested in additional catalog mailings and space advertising to grow its customer base and expand its IBM PC-compatible "Wintel" business. The results of these prospecting efforts have been encouraging but we expect that the benefits should come in future periods."

     Mr. Lacy continued "The Company's business has undergone many changes in 1996. In 1997 Micro Warehouse expects a continued shift in its product mix towards the Wintel platform. We intend to expand our corporate selling activities which will entail up front costs for additional sales personnel and some new selling vehicles. We also intend to expand our investment in management information systems, with expenses being incurred before the hoped for benefits are achieved. It is uncertain how quickly these new programs will yield additional sales and profits and thus forecasting the level of profit for 1997 at this time would be speculative."

     "We have begun an intensive examination of all aspects of the costs of our business and commenced renegotiation of services from outside suppliers and the implementation of more

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efficient processes and procedures.  We aim to reduce our operating costs as a percent of sales over time," said Mr. Lacy.

     Micro Warehouse founder and Chairman Peter Godfrey said "While Chip Lacy focuses on the operational side of the business, I will continue to drive our investment in advertising and marketing programs designed to expand our customer base and our Wintel business. In 1997 we intend to launch at least one new specialty catalog and significantly expand our sales and customer communications efforts on the Internet."

STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT

     With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements that involve risk and uncertainties including but not limited to economic, competitive, governmental, technological and litigation factors outside of the control of the Company. These factors more specifically include: uncertainties surrounding the demand for and supply of products manufactured by and compatible with those of Apple Computer, Inc.; success of the Company's diversification away from its Apple products; growth of the personal computer industry; timely availability of existing and new products; competition from other catalog and retail store resellers and the ultimate outcome of the legal proceedings brought against the Company arising out of the accounting errors described in prior press releases and the Form 10-Q for the period ended September 30, 1996. These and other factors are described in the quarterly report for the period ended September 30, 1996 and more generally in the MD&A section of the Company's 1995 Annual Report to Stockholders and most specifically in the paragraphs in that section captioned "Liquidity and Capital Resources", "Impact of Inflation and Seasonality", "Subsequent Event", and "Outlook".

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